Exhibit 99
PFIZER REPORTS STRONG THIRD-QUARTER 2022 RESULTS AND RAISES 2022 OUTLOOK
▪Solid Third-Quarter 2022 Revenues of $22.6 Billion
–Due to Exceptionally Strong Growth Achieved in the Prior-Year Quarter, Revenues Declined 2% Operationally
–Excluding Contributions from Paxlovid and Comirnaty(1), Revenues Grew 2% Operationally
▪Third-Quarter 2022 Reported Diluted EPS(2) of $1.51, Reflecting 6% Growth Over Third-Quarter 2021, Including a $0.15 Incremental Benefit in the Current Period Related to Tax Resolutions for Multiple Years Impacting Both Reported(2) and Adjusted(3) Diluted EPS
▪Third-Quarter 2022 Adjusted Diluted EPS(3) of $1.78, Reflecting 40% Growth Over Third-Quarter 2021; Excluding Foreign Exchange Impacts, Adjusted Diluted EPS(3) Grew 44%
▪Raises Lower End of Full-Year 2022 Revenue Guidance(4) to a Range of $99.5 to $102.0 Billion, Reflecting an Improved Operational Outlook Combined with Incremental Unfavorable Foreign Exchange Impacts
–Raises 2022 Revenue Guidance for Comirnaty(1) by $2 Billion to ~$34 Billion and Reaffirms Revenue Guidance for Paxlovid of ~$22 Billion, Despite Unfavorable Impacts from Foreign Exchange
▪Raises and Narrows Full-Year 2022 Adjusted Diluted EPS(3) Guidance from $6.30 to $6.45 to $6.40 to $6.50
▪Pipeline Programs That Have Achieved Positive Phase 3 Readouts Since Previous Earnings Release Include RSVpreF Vaccine in Older Adults & Maternal, Prevnar 20/Apexxnar in Pediatrics, Talzenna/Xtandi Combination in mCRPC and Pentavalent Meningococcal Vaccine in Adolescents and Young Adults
▪Pfizer to Host Analyst Event on December 12 in New York City, Where It Will Showcase Its Portfolio of Upcoming Product Launches and Other Pipeline Programs with High-Value Potential
NEW YORK, NY, Tuesday, November 1, 2022 – Pfizer Inc. (NYSE: PFE) reported solid financial results for third-quarter 2022 and updated certain components of 2022 financial guidance(4). Pfizer raised the lower end of its 2022 revenue guidance range, while raising and narrowing its Adjusted diluted EPS(3) guidance, despite unfavorable impacts from foreign exchange. Revenue guidance for Comirnaty(1) was raised by $2 billion, and was reaffirmed for Paxlovid.
The third-quarter 2022 earnings presentation and accompanying prepared remarks from management as well as the quarterly update to Pfizer’s R&D pipeline can be found at www.pfizer.com.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and Chief Executive Officer, stated: “I continue to be proud of our colleagues’ excellence, ingenuity and unwavering commitment to bringing breakthroughs to patients. Over the next 18 months, we expect to have up to 19 new products or indications in the market – including the five for which we have already begun co-promotion or commercialization earlier this year. Many of these 19 programs are already largely de-risked from a clinical perspective, the majority were discovered in-house, and nearly all would be for indications outside of COVID-19. This quarter, we set the stage for these potential launches by reorganizing our commercial operations to better capitalize on these opportunities. We also reported positive pivotal data for several of these exciting pipeline programs, including our RSV vaccine candidate for older adults and for infants through maternal vaccination, Prevnar 20 for children, the potential combination treatment of Talzenna and Xtandi in men with metastatic castration-resistant prostate cancer, and our pentavalent meningococcal vaccine candidate for adolescents and young adults. If approved, we expect each of these to be key contributors to our growth aspirations through 2025 and beyond.”
David Denton, Chief Financial Officer and Executive Vice President, stated: “Third-quarter results demonstrated commercial strength across many areas of our business, but was somewhat obscured by the incredibly strong performance in the prior year. We saw strong operational performance this quarter from key brands such as Paxlovid and Eliquis, particularly in the U.S., as well as the continued impressive launch of Prevnar 20 for adults in the U.S. In addition, we continue to make progress toward our goal of adding at least $25 billion in risk-adjusted 2030 revenues to Pfizer’s portfolio through business development. Since we last reported earnings, we completed the acquisitions of Biohaven and Global Blood Therapeutics, each of which bring significant scientific breakthroughs to Pfizer and which present opportunities where we believe we can add great value. I look forward to continuing to execute on Pfizer’s strategies to deliver breakthroughs to patients and value to shareholders.”
Results for the third quarter and the first nine months of 2022 and 2021(5) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Third-Quarter			Nine Months
	2022	2021	Change	2022	2021	Change
Revenues	$ 22,638	$ 24,035	(6%)	$ 76,040	$ 57,450	32%
Reported Net Income(2)	8,608	8,146	6%	26,378	18,586	42%
Reported Diluted EPS(2)	1.51	1.42	6%	4.60	3.27	41%
Adjusted Income(3)	10,172	7,279	40%	31,165	18,653	67%
Adjusted Diluted EPS(3)	1.78	1.27	40%	5.44	3.28	66%

REVENUES

($ in millions)	Third-Quarter				Nine Months
	2022	2021	% Change		2022	2021	% Change
			Total	Oper.			Total	Oper.
Global Biopharmaceuticals Business (Biopharma)(6)	$ 22,319	$ 23,513	(5%)	(1%)	$ 75,066	$ 56,101	34%	39%
Primary Care(6)	15,846	16,680	(5%)	(1%)	55,676	35,804	56%	62%
Specialty Care(6)	3,404	3,749	(9%)	(3%)	10,267	11,205	(8%)	(4%)
Oncology(6)	3,070	3,085	—	3%	9,124	9,091	—	3%
Pfizer CentreOne	$ 319	$ 521	(39%)	(35%)	$ 974	$ 1,348	(28%)	(25%)
TOTAL REVENUES	$ 22,638	$ 24,035	(6%)	(2%)	$ 76,040	$ 57,450	32%	38%

Beginning in the first quarter of 2022, Adjusted(3) financial measures include expenses for all acquired in-process research and development (IPR&D) costs incurred in connection with upfront and milestone payments on collaboration and in-license agreements, including premiums on equity securities, as well as asset acquisitions of acquired IPR&D and are reported as a separate income statement line item. Previously, these costs were recorded within the R&D expenses line item and certain of these costs were excluded from Adjusted(3) results. The change to include all acquired IPR&D expenses within Adjusted(3) results negatively impacted Adjusted(3) diluted EPS in the third quarters of 2022 and 2021 by $0.07 and $0.09, respectively.
Also in the first quarter of 2022, Pfizer implemented a change in policy to exclude all amortization of intangibles from Adjusted(3) income, which favorably impacted Adjusted(3) diluted EPS by $0.01 in third-quarter 2022 and by $0.02 in third-quarter 2021.
Beginning in the third quarter of 2022, Pfizer made several organizational changes to further transform its operations to better leverage its expertise in certain areas and in anticipation of potential future new product launches. These changes include establishing a new commercial structure within its Biopharma operating segment focused on three broad therapeutic areas (primary care, specialty care and oncology) and realigning certain enabling and platform functions across the organization to ensure alignment with this new operating structure(6).
Prior period amounts have been revised to conform to the current period presentation for all changes discussed above.
Business development activities(7) completed in 2021 and 2022(5) impacted financial results in the periods presented. Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates(8).

2022 FINANCIAL GUIDANCE(4)
Pfizer raised its 2022 financial guidance, on an operational basis(8), for revenues and Adjusted diluted EPS(3) by approximately $1.7 billion and $0.19, respectively. After including the expected incremental unfavorable impacts of changes in foreign exchange rates since last quarter’s earnings report, the midpoints of the guidance ranges for revenues and Adjusted diluted EPS(3) were increased by $750 million and $0.075, respectively.
Financial guidance ranges now reflect the closing of the Biohaven Pharmaceutical Holding Company Ltd. (Biohaven) and Global Blood Therapeutics, Inc. (GBT) acquisitions, which occurred early in the fourth quarter of 2022.

	Previous Guidance (as of July 28, 2022)	Operational Changes(8)	Impact of Changes in Foreign Exchange Rates	Current Guidance (as of November 1, 2022)
Revenues	$98.0 to $102.0 billion	~$1.7 billion	(~$0.7 billion)	$99.5 to $102.0 billion
Operational Growth(8) vs. Prior Year	27% to 32%			29% to 32%
Growth vs. Prior Year	21% to 25%			22% to 25%

Adjusted Diluted EPS(3)	$6.30 to $6.45	~$0.19	(~$0.09)	$6.40 to $6.50
Operational Growth(8) vs. Prior Year	63% to 67%			68% to 71%
Growth vs. Prior Year	55% to 59%			58% to 60%

The midpoint of the guidance range for revenues reflects a 31% operational increase compared to 2021 revenues of $81.3 billion. This guidance includes the following assumptions related to Pfizer’s COVID-19-related products:
▪Comirnaty(1) revenues of approximately $34 billion, which reflects favorable operational updates compared to prior guidance, partially offset by unfavorable incremental impacts from foreign exchange. This guidance includes doses expected to be delivered in fiscal 2022(5), primarily under contracts signed as of mid-October 2022.
▪Paxlovid revenues of approximately $22 billion, which remains unchanged from prior guidance. This guidance includes treatment courses expected to be delivered in fiscal 2022(5), primarily relating to supply contracts signed or committed as of mid-October 2022.
The midpoint of the guidance range for Adjusted diluted EPS(3) was raised by $0.075, despite an unfavorable $0.06 impact due to incremental acquired IPR&D expenses. This updated guidance reflects a 70% operational increase at the midpoint over the 2021 Adjusted diluted EPS(3) of $4.06, which has been revised from its original presentation to exclude all amortization of intangibles and to include the impact of all acquired IPR&D expenses.
Financial guidance for Adjusted diluted EPS(3) is calculated using approximately 5.75 billion weighted average shares outstanding, and assumes no additional share repurchases in 2022. The expected increase in weighted average shares outstanding compared to 2021 of approximately 50 million shares has an unfavorable impact on 2022 Adjusted diluted EPS(3) of $0.04 at the midpoint of the guidance range.
Other components of Pfizer’s 2022 financial guidance, all of which are presented with the expected impacts from changes in foreign exchange rates included, are presented below.

Adjusted(3) Cost of Sales as a Percentage of Revenues	33.0% to 34.0%
(previously 32.0% to 34.0%)
Adjusted(3) SI&A Expenses	$12.8 to $13.3 billion
(previously $12.2 to $13.2 billion)
Adjusted(3) R&D Expenses	$11.5 to $12.0 billion
Acquired IPR&D Expenses(4)	Approximately $1.4 billion
(previously approximately $0.9 billion)
Adjusted(3) Other (Income)/Deductions	Approximately $1.8 billion of income
(previously approximately $1.9 billion of income)
Effective Tax Rate on Adjusted(3) Income	Approximately 12.5%
(previously approximately 15.5%)

Guidance for Adjusted(3) cost of sales as a percentage of revenues was tightened around the higher end of the previous range, primarily reflecting the increase in revenue expectations for Comirnaty(1).
Guidance for Adjusted(3) SI&A expenses was raised by $350 million at the midpoint and now includes additional spending related to recent acquisitions.
Guidance for acquired IPR&D expenses(4) was increased by $500 million, primarily as a result of the acquisition of Biohaven early in the fourth quarter of 2022.
Guidance for the effective tax rate on Adjusted(3) income was lowered by 3.0 percentage points compared to the previous guidance, reflecting tax benefits recorded in the third quarter of 2022 related to global income tax resolutions in multiple tax jurisdictions spanning multiple tax years, among other drivers.
CAPITAL ALLOCATION
During the first nine months of 2022, Pfizer deployed its capital in a variety of ways, which primarily include the following two broad categories:
▪Reinvesting capital into initiatives intended to enhance the future growth prospects of the company, including:
▪$7.8 billion invested in internal research and development projects, and

▪Approximately $8 billion invested in completed business development transactions, including approximately $6.4 billion(7) for the acquisition of Arena Pharmaceuticals, Inc. and approximately $0.4 billion for the acquisition of ReViral Ltd. (ReViral).
▪Returning capital directly to shareholders through a combination of:
▪$6.7 billion of cash dividends, or $1.20 per share of common stock, and
▪$2.0 billion, which was used to repurchase 39.1 million shares on the open market in March 2022, at an average cost of $51.10 per share.
In addition to the capital investments listed above, early in the fourth quarter of 2022, Pfizer completed the acquisitions of Biohaven and GBT requiring total upfront capital deployments of approximately $12.8 billion and $5.6 billion, respectively, which includes the amounts paid for the acquired companies’ common shares, employee stock awards, outstanding debt and any preferred shares, less any cash acquired.
As of November 1, 2022, Pfizer’s remaining share repurchase authorization is $3.3 billion. Current financial guidance does not anticipate any additional share repurchases in 2022.
Third-quarter 2022 diluted weighted-average shares outstanding used to calculate Reported(2) and Adjusted(3) diluted EPS were 5,718 million shares, a decrease of 7 million shares compared to the prior-year quarter, primarily due to shares repurchased in first-quarter 2022, partially offset by shares issued for employee compensation programs.
QUARTERLY FINANCIAL HIGHLIGHTS (Third-Quarter 2022 vs. Third-Quarter 2021)
Third-quarter 2022 revenues totaled $22.6 billion, a decrease of $1.4 billion, or 6%, compared to the prior-year quarter, reflecting an operational decline of $441 million, or 2%, as well as an unfavorable impact of foreign exchange of $957 million, or 4%. Excluding contributions from Paxlovid and Comirnaty(1), company revenues grew $213 million, or 2%, operationally.
Third-quarter 2022 operational decline was primarily driven by:
▪Comirnaty(1) outside the U.S., down 86% operationally, driven primarily by a previously announced amendment to the supply agreement with the European Commission (EC) whereby all doses scheduled for delivery in June through August 2022 would instead be delivered in the fourth quarter of 2022 and similar shifts in scheduled deliveries to other developed countries, as well as slower demand in emerging markets;
▪Lower revenues for certain Comirnaty-related manufacturing activities(1) performed on behalf of BioNTech SE (BioNTech), which decreased 96% operationally compared to the prior-year quarter;

▪Xeljanz globally, down 14% operationally, driven primarily by decreased prescription volumes resulting from ongoing shifts in prescribing patterns related to Janus kinase (JAK) class label changes; and
▪Sutent globally, down 43% operationally, primarily driven by lower volume demand in Europe following its loss of exclusivity in January 2022, partially offset primarily by higher revenues for:
▪Paxlovid, which contributed $7.5 billion in global revenues, driven by the U.S. launch under emergency use authorization (EUA) in December 2021 and international launches in late 2021 and early 2022 following regulatory approvals or EUAs;
▪Comirnaty(1) in the U.S., up 83%, driven primarily by deliveries of the Omicron BA.4/BA.5-adapted bivalent booster, following its EUA in late-August 2022, as well as the granting of an EUA in June 2022 for a primary vaccination series for children 6 months to less than 5 years of age;
▪Prevnar family (Prevnar 13 & 20) in the U.S., up 28%, driven by strong patient demand following the launch of Prevnar 20 for the eligible adult population, partially offset by unfavorable timing of government and private purchasing of Prevnar 13 for the pediatric indication;
▪Eliquis in the U.S., up 33%, driven primarily by continued oral anti-coagulant adoption and market share gains in non-valvular atrial fibrillation, as well as favorable changes in channel mix; and
▪Vyndaqel/Vyndamax globally, up 29% operationally, driven by continued strong uptake of the transthyretin amyloid cardiomyopathy indication, primarily in the U.S. and developed Europe, partially offset by a planned price decrease that went into effect in Japan in second-quarter 2022.

GAAP Reported(2) Income Statement Highlights
SELECTED REPORTED COSTS AND EXPENSES(2)

($ in millions)	Third-Quarter				Nine Months
	2022	2021	% Change		2022	2021	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$ 6,063	$ 9,932	(39%)	(34%)	$ 24,696	$ 21,085	17%	25%
Percent of Revenues	26.8%	41.3%	N/A	N/A	32.5%	36.7%	N/A	N/A
SI&A Expenses(2)	3,391	2,899	17%	21%	9,032	8,599	5%	8%
R&D Expenses(2)	2,696	2,681	1%	2%	7,813	6,914	13%	14%
Acquired IPR&D Expenses(2)	524	762	(31%)	(31%)	880	1,000	(12%)	(12%)

Other (Income)/Deductions––net(2)	(59)	(1,696)	(97%)	(99%)	1,063	(4,043)	*	*
Effective Tax Rate on Reported Income(2)	4.0%	(4.2%)			10.5%	7.8%

* Indicates calculation not meaningful.
Third-quarter 2022 Cost of Sales(2) as a percentage of revenues decreased 14.5 percentage points compared with the prior-year quarter. The decrease was primarily driven by favorable changes in sales mix, including significant sales of Paxlovid and lower sales of Comirnaty(1), as well as favorable impacts resulting from changes in foreign exchange rates, partially offset by a charge of approximately $400 million related to excess raw materials for Paxlovid.
SI&A Expenses(2) increased 21% operationally compared with the prior-year quarter, primarily reflecting increased spending for Paxlovid and Comirnaty(1) and a higher provision for U.S. healthcare reform fees based on sales of Paxlovid and Comirnaty(1), as well as additional investments to support recently launched products.
Third-quarter 2022 R&D Expenses(2) increased 2% operationally compared with the prior-year quarter, primarily driven by increased costs to develop recently acquired assets, as well as investments for certain oncology and non-COVID-19 vaccines programs, partially offset by lower spending on programs to prevent and treat COVID-19 and various late-stage clinical programs.
Acquired IPR&D Expenses(2) decreased 31% operationally compared with the prior-year quarter. In third-quarter 2022, Acquired IPR&D Expenses(2) primarily included the upfront payment related to the closing of the acquisition of ReViral. In third-quarter 2021, it mainly included an upfront payment related to Pfizer’s global collaboration agreement with Arvinas, Inc.
Other income––net(2) decreased 99% operationally in third-quarter 2022 compared with third-quarter 2021, primarily driven by:

▪lower net periodic benefit credits associated with pension and postretirement plans incurred in third-quarter 2022 compared to the prior-year quarter;
▪net losses on equity securities in third-quarter 2022 versus net gains on equity securities recognized in the prior-year quarter; and
▪a $200 million intangible asset impairment charge in third-quarter 2022 associated with the discontinuation of the PF-07265803 (lamin A/C protein (LMNA)-related dilated cardiomyopathy) clinical program.
Pfizer’s effective tax rate on Reported income(2) for third-quarter 2022 was impacted by tax benefits related to global income tax resolutions in multiple tax jurisdictions spanning multiple tax years that included the closing of U.S. Internal Revenue Service audits covering five tax years. Pfizer’s effective tax rate for third-quarter 2021 was negative, primarily as a result of certain initiatives executed in third-quarter 2021 associated with Pfizer’s investment in the Consumer Healthcare joint venture with GlaxoSmithKline plc.
Adjusted(3) Income Statement Highlights
SELECTED ADJUSTED(3) COSTS AND EXPENSES

($ in millions)	Third-Quarter				Nine Months
	2022	2021	% Change		2022	2021	% Change
			Total	Oper.			Total	Oper.
Adjusted(3) Cost of Sales	$ 6,038	$ 9,899	(39%)	(34%)	$ 24,621	$ 20,975	17%	25%
Percent of Revenues	26.7%	41.2%	N/A	N/A	32.4%	36.5%	N/A	N/A
Adjusted(3) SI&A Expenses	3,239	2,719	19%	23%	8,635	8,140	6%	9%
Adjusted(3) R&D Expenses	2,693	2,679	1%	2%	7,799	6,908	13%	14%

Adjusted(3) Other (Income)/Deductions––net	($515)	($570)	(10%)	(15%)	($1,298)	($1,747)	(26%)	(19%)
Effective Tax Rate on Adjusted Income(3)	4.4%	14.7%			11.9%	15.7%

Reconciliations of certain Reported(2) to Adjusted(3) financial measures and associated footnotes can be found in the financial tables section of this press release.
RECENT NOTABLE DEVELOPMENTS (Since July 28, 2022)
Product Developments
▪Comirnaty (COVID-19 vaccine, mRNA)(9)
▪Clinical and Research Developments
▪In August 2022, Pfizer and BioNTech announced updated efficacy results from a Phase 2/3 trial evaluating a three 3-µg dose series of Comirnaty in children 6 months through 4 years of age,

reinforcing previously reported interim vaccine efficacy data collected in March and April 2022. Vaccine efficacy, a secondary endpoint in the trial, was 73.2% (2-sided 95% CI: 43.8%, 87.6%) among children 6 months through 4 years of age without evidence of prior COVID-19 infection. This analysis was based on 13 cases in the vaccine group (n=794) and 21 cases in the placebo group (n=351), diagnosed from March to June 2022. Three 3-µg doses of Comirnaty continued to be well-tolerated in this age group.
▪In October 2022, Pfizer and BioNTech announced early data from a Phase 2/3 clinical trial evaluating the safety, tolerability and immunogenicity of the companies’ Omicron BA.4/BA.5-adapted bivalent vaccine. A 30-µg booster dose of the Omicron BA.4/BA.5-adapted bivalent vaccine demonstrated a substantial increase in the Omicron BA.4/BA.5 neutralizing antibody response above pre-booster levels based on sera taken 7 days after administration, with similar responses seen across individuals aged 18 to 55 years of age and those older than 55 years of age (40 participants in each age group). Together, these data suggest a 30-µg booster dose of the Omicron BA.4/BA.5-adapted bivalent vaccine is anticipated to provide better protection against the Omicron BA.4 and BA.5 variants than the original vaccine for younger and older adults. The Omicron BA.4/BA.5-adapted bivalent vaccine was well tolerated with early data indicating a favorable safety profile, similar to that of the original vaccine.
▪U.S. Regulatory Developments
▪In August 2022, Pfizer and BioNTech announced the U.S. Food and Drug Administration (FDA) granted EUA of a 30-µg booster dose of an Omicron-adapted bivalent vaccine for individuals ages 12 years and older. The authorization of the bivalent COVID-19 vaccine is based on clinical data from Pfizer and BioNTech’s Omicron BA.1-adapted bivalent vaccine as well as pre-clinical and manufacturing data from their Omicron BA.4/BA.5-adapted bivalent vaccine. Clinical data from a Phase 2/3 trial showed a booster dose of the Omicron BA.1-adapted bivalent vaccine elicited a superior immune response against the Omicron BA.1 subvariant compared to Comirnaty, with a favorable safety profile. Additionally, pre-clinical data showed a booster dose of the BA.4/BA.5-adapted bivalent vaccine generated a strong neutralizing antibody response against the Omicron BA.1, BA.2, BA.4 and BA.5 subvariants, as well as the original virus.
▪In October 2022, Pfizer and BioNTech announced the FDA granted EUA for a 10-µg booster dose of the companies’ Omicron BA.4/BA.5-adapted bivalent COVID-19 vaccine for children ages 5 through 11 years of age. The EUA is supported by safety and immunogenicity data from the companies’ 30-µg bivalent Omicron BA.1-adapted bivalent vaccine, non-clinical and manufacturing data from the companies’ 10-µg Omicron BA.4/BA.5-adapted bivalent vaccine, and pre-clinical data from the 30-µg Omicron BA.4/BA.5-adapted bivalent vaccine. The companies will supply the original and bivalent vaccines under their existing supply agreement with the U.S. government.
▪European Union (EU) Regulatory Developments
▪In September 2022, Pfizer and BioNTech announced a 30-µg booster dose of the Omicron BA.1 bivalent vaccine (Comirnaty Original/Omicron BA.1 15/15 µg) was recommended for conditional marketing authorisation (CMA) by the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) for individuals 12 years and older. The recommendation was subsequently endorsed by the EC.
▪In September 2022, Pfizer and BioNTech announced a 30-µg booster dose of the companies’ Omicron BA.4/BA.5-adapted bivalent vaccine (Comirnaty Original/Omicron BA.4/BA.5 15/15 µg) was recommended for CMA by the EMA’s CHMP for individuals ages 12 years and older. The recommendation was subsequently endorsed by the EC.
▪In September 2022, Pfizer and BioNTech announced that the CHMP of the EMA has recommended converting the CMA for Comirnaty to standard (also referred to as “full”) marketing authorization for all authorized indications and formulations. The EC subsequently endorsed the CHMP’s recommendation. The conversion to full marketing authorization applies to all existing Comirnaty indications and formulations authorized in the EU, including the companies’ bivalent vaccines (Comirnaty Original/Omicron BA.1 and Comirnaty Original/Omicron BA.4/BA.5) as booster doses for individuals aged 12 and older in the EU.
▪In September 2022, Pfizer and BioNTech announced they have completed a submission to the EMA for a 10-µg booster dose of the companies’ Omicron BA.4/BA.5-adapted bivalent vaccine (Comirnaty Original/Omicron BA.4/BA.5 5/5 µg) for children 5 through 11 years of age.
▪In October 2022, the CHMP recommended marketing authorization for a 3-µg dose of Comirnaty as a three-dose series for children ages 6 months to less than 5 years of age. The recommendation was subsequently endorsed by the EC.
▪Myfembree (relugolix 40 mg, estradiol 1.0 mg and norethindrone acetate 0.5 mg) -- In August 2022, Myovant Sciences (Myovant) and Pfizer announced the FDA approved Myfembree as a one-pill, once-a-day therapy for the management of moderate to severe pain associated with endometriosis in pre-menopausal women, with a treatment duration of up to 24 months. Myovant and Pfizer will continue to jointly commercialize Myfembree in the U.S.
▪Paxlovid (nirmatrelvir [PF-07321332] tablets and ritonavir tablets)(9) -- In September 2022, Pfizer announced an agreement to supply up to six million treatment courses of Paxlovid to Global Fund as part of its COVID-19 Response Mechanism. Paxlovid treatment courses will be available for procurement through this mechanism, subject to local regulatory authorization or approval, by the 132 grant-eligible countries determined by Global Fund based on income classification and disease burden. Through Global Fund’s framework and mechanism, eligible countries will be offered treatment courses according to Pfizer’s tiered pricing approach, where all low- and lower-middle-income countries will pay a not-for-profit price while upper-middle-income countries will pay the price defined in Pfizer’s tiered pricing approach.
▪Prevnar 20/Apexxnar (pneumococcal 20-valent conjugate vaccine)
▪In August 2022, Pfizer announced positive top-line results from its pivotal U.S. Phase 3 study in infants evaluating its 20-valent pneumococcal conjugate vaccine candidate (20vPnC) for the prevention of invasive pneumococcal disease (IPD) caused by the 20 Streptococcus pneumoniae (pneumococcus) serotypes contained in the vaccine for the pediatric population. The study had two co-primary objectives, associated with immunogenicity responses one month after the third and fourth doses of the four-dose vaccination series.
▪All 20 serotypes met the co-primary objective of non-inferiority (NI) of immunoglobin G (IgG) geometric mean concentrations (GMCs) after Dose 4.
▪Fourteen of the 20 serotypes met the co-primary objective of NI of the percentage of participants with predefined serotype-specific IgG concentrations after Dose 3 (two serotypes missed by a wider margin while four narrowly missed).
▪All serotypes met NI for the key secondary objective of IgG GMCs after Dose 3.
▪All 20 serotypes elicited robust functional responses (OPA) and increases in antibody responses after Dose 4, with the totality of data supporting the potential benefit of all serotypes in this 20-valent vaccine candidate.
▪Overall, the safety profile of the 20vPnC candidate was consistent with Prevnar 13 given in the same schedule.
▪In September 2022, Pfizer announced positive top-line results from its pivotal EU Phase 3 study in infants evaluating 20vPnC for the prevention of IPD, pneumonia, and acute otitis media caused by the 20 Streptococcus pneumoniae (pneumococcus) serotypes contained in the vaccine for the pediatric population. The study had three co-primary outcomes, associated with immunogenicity responses one month after the second and third doses of a three-dose vaccination series.
▪For the NI co-primary objective of IgG GMCs one month after Dose 3 at 11-12 months of age, 19 of the 20 serotypes met the NI criteria with only one serotype narrowly missing.
▪For the NI co-primary objective of IgG GMCs one month after Dose 2, 16 of the 20 serotypes met NI.
▪For the NI co-primary objective of the percentage of participants with predefined serotype-specific IgG concentrations one month after Dose 2, nine of the 20 serotypes met the NI criteria.
▪All 20 serotypes showed increased booster responses from post dose 2 to post dose 3, which are indicative of immunological memory and long-term protection. All 20 vaccine serotypes also showed strong functional antibody responses (OPA) post-dose 2 and post dose 3 similar to Prevenar and Prevenar 13.
▪The safety profile of 20vPnC was similar to Prevenar 13 in this schedule.
▪In October 2022, Pfizer announced the Centers for Disease Control and Prevention (CDC)’s Advisory Committee on Immunization Practices (ACIP) voted to recommend a single dose of Prevnar 20 to help protect adults previously vaccinated with Prevnar 13 or both Prevnar 13 and PPSV23 against invasive disease and pneumonia caused by the 20 Streptococcus pneumoniae (pneumococcus) serotypes in Prevnar 20.
▪In October 2022, Pfizer submitted and is awaiting acceptance of a supplemental Biologics License Application (sBLA) to the FDA for the pediatric population, based on the results of the Phase 3 clinical program, and is looking forward to working with the FDA on their review of the application.
▪Talzenna (talazoparib) -- In October 2022, Pfizer announced positive topline results from the Phase 3 TALAPRO-2 study of Talzenna, an oral poly ADP-ribose polymerase (PARP) inhibitor, in combination with Xtandi (enzalutamide) compared to placebo plus Xtandi in men with metastatic castration-resistant prostate cancer (mCRPC), with or without homologous recombination repair (HRR) gene mutations. The study met its primary endpoint with a statistically significant and clinically meaningful improvement in radiographic progression-free survival (rPFS) compared with placebo plus Xtandi, exceeding the pre-specified hazard ratio of 0.696. At the time of topline analysis, the safety of Talzenna plus Xtandi were generally consistent with the known safety profile of each medicine.
▪Xeljanz (tofacitinib) -- In October 2022, Pfizer announced that the Pharmacovigilance Risk Assessment Committee (PRAC) of the EMA has concluded their assessment of JAK inhibitors authorized for the treatment of certain inflammatory diseases in the EU and has provided updated recommendations for their use. PRAC recommended that risk minimization measures, including special warnings and precautions for use, should be revised for all JAK inhibitors approved in the EU, including Xeljanz and Cibinqo. No changes were recommended to the currently approved indications for all JAK inhibitors.

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.
▪Giroctocogene fitelparvovec (Hemophilia A Gene Therapy) -- In September 2022, Pfizer and Sangamo Therapeutics announced that the Phase 3 AFFINE study evaluating giroctocogene fitelparvovec, an investigational gene therapy for patients with moderately severe to severe hemophilia A, has re-opened recruitment. Trial sites resumed enrollment in September, and dosing is expected to resume shortly. All trial sites are anticipated to be active by the end of 2022 and a pivotal readout is expected in the first half of 2024.
▪PF-06760805 (GBS6, Group B Streptococcus Vaccine Candidate) -- In September 2022, Pfizer announced its investigational Group B Streptococcus (GBS) vaccine candidate, PF-06760805, received Breakthrough Therapy Designation from the FDA for the prevention of invasive GBS disease due to the vaccine serotypes in newborns and young infants by active immunization of their mothers during pregnancy. The FDA decision was informed by the interim analysis of a placebo-controlled Phase 2 study, evaluating the safety and immunogenicity of PF-06760805 in healthy pregnant women aged 18 to 40 years, who were vaccinated during the second or early third trimester of pregnancy. The study remains ongoing, and Pfizer will publish outcomes from this clinical trial when it is completed.
▪PF-06886992 (Pentavalent (MenABCWY) Meningococcal Vaccine Candidate) -- In September 2022, Pfizer announced positive top-line results from the pivotal Phase 3 trial assessing the safety, tolerability, and immunogenicity of its investigational pentavalent meningococcal vaccine (MenABCWY) in healthy individuals 10 through 25 years of age. The trial met all primary and secondary endpoints, with the investigational vaccine demonstrating non-inferiority to licensed vaccines for the five meningococcal serogroups that cause the majority of invasive meningococcal disease. Based on these Phase 3 results, which meet pre-determined criteria for licensure, Pfizer intends to submit a Biologics License Application (BLA) to the FDA in the fourth quarter of this year. Submissions to additional regulatory authorities outside the U.S. are also planned. If approved, PF-06886992 could help simplify the meningococcal vaccination schedule and provide the broadest serogroup coverage of any meningococcal vaccine.
▪PF-07252220 (Influenza mRNA Vaccine Candidate) -- In September 2022, Pfizer announced that the first participants have been dosed in a pivotal Phase 3 clinical trial to evaluate the efficacy, safety, tolerability and immunogenicity of the company’s quadrivalent modified RNA (modRNA) influenza vaccine candidate in approximately 25,000 healthy U.S. adults. The quadrivalent modRNA vaccine candidate will encode World Health Organization recommended strains for the Northern Hemisphere 2022-23 cell culture- or recombinant-based influenza vaccines.

▪PF-07265803 (LMNA-Related Dilated Cardiomyopathy) -- In August 2022, Pfizer announced that an interim futility analysis of the global Phase 3 trial, REALM-DCM, designed to evaluate the efficacy and safety of PF-07265803 in patients with symptomatic dilated cardiomyopathy (DCM) due to a mutation of the gene encoding the lamin A/C protein (LMNA), indicated the trial is unlikely to meet its primary endpoint upon completion. Based on these results, the Phase 3 trial and further development of PF-07265803 have been discontinued. This decision was not based on safety concerns.
▪Ritlecitinib (PF-06651600) -- In September 2022, Pfizer announced the FDA accepted for filing the New Drug Application (NDA) for ritlecitinib for adults and adolescents 12 years of age and older with alopecia areata. The FDA is expected to make a decision in the second-quarter 2023. The EMA has also accepted the Marketing Authorisation Application for ritlecitinib in the same patient population with a decision anticipated in fourth-quarter 2023. Additionally, Pfizer has completed regulatory submissions for ritlecitinib in the United Kingdom, China and Japan, and expects decisions in 2023. Ritlecitinib is an investigational oral once-daily treatment that is the first in a new class of oral highly selective kinase inhibitors that is a dual inhibitor of the TEC family of tyrosine-protein kinases and of Janus kinase 3 (JAK3).
▪RSVpreF (Respiratory Syncytial Virus (RSV) Bivalent Vaccine Candidate)
▪In August 2022, Pfizer announced positive top-line data from the Phase 3 clinical trial RENOIR (RSV vaccine Efficacy study iN Older adults Immunized against RSV disease) investigating its bivalent RSV prefusion F vaccine candidate, RSVpreF, when administered to adults 60 years of age or older. The bivalent vaccine candidate is composed of two preF proteins selected to optimize protection against RSV A and B strains. A pre-planned, interim analysis of efficacy conducted by an independent, external Data Monitoring Committee (DMC) to assess protection against RSV-associated lower respiratory tract illness (LRTI-RSV) defined by two or more symptoms demonstrated vaccine efficacy of 66.7% (96.66% CI: 28.8%, 85.8%). This positive result enabled Pfizer to look at the more severe disease primary endpoint of LRTI-RSV defined by three or more symptoms, where vaccine efficacy of 85.7% (96.66% CI: 32.0%, 98.7%) was observed. The DMC also indicated the investigational vaccine was well-tolerated, with no safety concerns.
▪Earlier today, Pfizer announced positive top-line data from the Phase 3 MATISSE (MATernal Immunization Study for Safety and Efficacy) trial investigating RSVpreF when administered to pregnant participants to help protect their infants from RSV disease after birth. The observed efficacy for severe medically attended lower respiratory tract illness (severe MA-LRTI) was 81.8% (CI: 40.6%, 96.3%) through the first 90 days of life. Substantial efficacy of 69.4% (CI: 44.3%, 84.1%) was demonstrated for infants over the six-month follow-up period. Although the statistical success criterion was not met for the second primary endpoint, clinically meaningful efficacy was observed for MA-LRTI of 57.1% (CI: 14.7%, 79.8%) in infants from birth through the first 90 days of life. Efficacy for

MA-LRTI of 51.3% (CI: 29.4%, 66.8%) was observed over the six-month follow up period. Pre-planned safety reviews indicate the investigational vaccine is well-tolerated with no safety concerns for both the vaccinated individuals and their newborns. Based on these positive results, Pfizer plans to submit a BLA to the FDA by the end of 2022, followed by other regulatory authorities in the coming months. Pfizer is the only company with an investigational vaccine being prepared for regulatory applications for both infants through maternal immunization and older adults to help protect against RSV.
▪TTI-622 (Signal-Regulatory Protein α-Fc Fusion Protein) -- In August 2022, Pfizer and Sanofi U.S. Services Inc. (Sanofi) entered into a clinical trial collaboration and supply agreement to investigate the immunotherapeutic combination of Pfizer’s TTI-622, a novel SIRPα-Fc fusion protein, and SARCLISA(10) (isatuximab-irfc) plus carfilzomib and dexamethasone in patients with relapsed or refractory multiple myeloma (RRMM) after 1-3 prior lines of therapy. Under the terms of the agreement, Pfizer will determine the recommended dose of TTI-622 in the multicenter, Phase 1b/2 study of TTI-622 with SARCLISA plus carfilzomib and dexamethasone for patients with RRMM. Sanofi will provide SARCLISA for the study, which is sponsored and funded by Pfizer and conducted in North America.
▪VLA15 (Lyme Disease Vaccine Candidate) -- In August 2022, Pfizer and Valneva SE (Valneva) announced the initiation of a Phase 3 clinical study, Vaccine Against Lyme for Outdoor Recreationists (VALOR), to investigate the efficacy, safety and immunogenicity of their investigational Lyme disease vaccine candidate, VLA15. The randomized, placebo-controlled, Phase 3 VALOR study is planned to enroll approximately 6,000 participants 5 years of age and older at up 50 sites located in areas where Lyme disease is highly endemic, including Finland, Germany, the Netherlands, Poland, Sweden and the U.S.
Corporate Developments
▪In October 2022, Pfizer announced the completion of its acquisition of all the outstanding shares of Biohaven not already owned by Pfizer for $148.50 per share in cash, for payments of approximately $11.5 billion, plus repayment of third-party debt of $863 million and redemption of Biohaven’s redeemable preferred stock for $495 million. Biohaven brings to Pfizer a portfolio of promising calcitonin gene-related peptide (CGRP) antagonists including rimegepant (marketed as Nurtec ODT in the U.S. and Vydura in Europe), zavegepant (currently under FDA review with a potential regulatory decision expected in the first quarter of 2023) and a portfolio of pre-clinical CGRP assets. Effective immediately prior to the closing of the acquisition, Biohaven completed the spin-off of Biohaven Ltd. (NYSE: BHVN), a new company that retained Biohaven’s non-CGRP development stage pipeline compounds. Shares of Biohaven Ltd. were distributed to Biohaven’s shareholders. Pfizer, a Biohaven shareholder, received a pro rata portion of the company’s shares in the distribution and currently owns approximately 1.5% of Biohaven Ltd.

▪In October 2022, Pfizer announced the completion of its acquisition of Global Blood Therapeutics, Inc. (GBT) for $68.50 per share, in cash, for payments of approximately $5.3 billion, net of cash acquired, plus repayment of third-party debt of $331 million. The acquisition reinforces Pfizer’s commitment to patients with sickle cell disease (SCD), building on a 30-year legacy in the rare hematology space. GBT brings to Pfizer a portfolio and pipeline that has the potential to address the full spectrum of critical needs for this underserved community, including Oxbryta (voxelotor) tablets, a first-in-class medicine that directly targets the root cause of SCD, as well as GBT021601 (GBT601) and inclaclumab, both of which have received Orphan Drug and Rare Pediatric Disease designations from the FDA.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)As used in this document, “Comirnaty” refers to, as applicable, and as authorized or approved, the Pfizer-BioNTech COVID-19 Vaccine, the Pfizer-BioNTech COVID-19 Vaccine, Bivalent (Original and Omicron BA.4/BA.5), the Comirnaty Original/Omicron BA.1 Vaccine, and Comirnaty Original/Omicron BA.4/BA.5 Vaccine. “Comirnaty” includes direct sales and alliance revenues related to sales of the above-mentioned vaccines, which are recorded within Pfizer’s Primary Care therapeutic area. It does not include revenues for certain Comirnaty-related manufacturing activities performed on behalf of BioNTech, which are included in the Pfizer CentreOne contract development and manufacturing organization. Revenues related to these manufacturing activities totaled $7 million and $108 million for the third quarter and first nine months of 2022, respectively, and $187 million and $274 million for the third quarter and the first nine months of 2021, respectively.
(2)Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income and its components are defined as net income attributable to Pfizer Inc. and its components in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(3)Adjusted income and Adjusted diluted EPS are defined as U.S. GAAP net income attributable to Pfizer Inc. common shareholders and reported EPS attributable to Pfizer Inc. common shareholders—diluted before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the third quarter and the first nine months of 2022 and 2021. Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS(2). See the Non-GAAP Financial Measure: Adjusted Income sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2021 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarterly period ended July 3, 2022 and the accompanying Non-GAAP Financial Measure: Adjusted Income section of this press release for a definition of each component of Adjusted income as well as other relevant information.
(4)Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues and acquired IPR&D expenses) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, certain acquisition-related expenses, gains and losses from equity securities, actuarial gains and losses from pension and postretirement plan remeasurements and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
Financial guidance for full-year 2022 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of October 2, 2022, except for the acquisitions of Biohaven Pharmaceutical Holding Company Ltd. (Biohaven) and Global Blood Therapeutics, Inc., which closed in the first week of October 2022, as well as signed transactions, if any, through mid-October 2022, which are expected to give rise to acquired in-process R&D (IPR&D) expenses during fiscal 2022.
▪Reflects an anticipated incremental negative impact of $0.19 on Adjusted diluted EPS(3) related to the inclusion of all acquired IPR&D expenses that have been incurred or are expected to be incurred for transactions signed as of mid-October 2022, which would have been excluded from Adjusted(3) results under our previous accounting policy on non-GAAP measures.
▪Includes Pfizer’s pro rata share of Haleon plc’s (Haleon)(7) anticipated earnings, which is recorded in Adjusted other (income)/deductions(3) on a one-quarter lag, and assumes no changes to Pfizer’s 32% ownership stake in Haleon in 2022.
▪Includes an estimated benefit of approximately $0.06 on Adjusted diluted EPS(3) resulting from a change in policy for intangible amortization expense in which Pfizer began excluding all amortization of intangibles from Adjusted income(3) compared to excluding only amortization of intangibles related to large mergers or acquisitions under the prior methodology. This change went into effect beginning in the first quarter of 2022 and prior period amounts have been revised to conform to the new policy.
▪Reflects an anticipated negative revenue impact of $0.7 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost patent protection or that are anticipated to lose patent protection during fiscal-year 2022.
▪Exchange rates assumed are a blend of actual rates in effect through third-quarter 2022 and mid-October 2022 rates for the remainder of the year. Financial guidance reflects the anticipated unfavorable impact of approximately $5.7 billion on revenues and approximately $0.44 on Adjusted diluted EPS(3) as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2021.
▪Guidance for Adjusted diluted EPS(3) assumes diluted weighted-average shares outstanding of approximately 5.75 billion shares, which assumes only share repurchases completed to date in 2022.

(5)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s third quarter and first nine months for U.S. subsidiaries reflects the three and nine months ended on October 2, 2022 and October 3, 2021, while Pfizer’s third quarter and first nine months for subsidiaries operating outside the U.S. reflects the three and nine months ended on August 28, 2022 and August 29, 2021.
(6)Beginning in the third quarter of 2022, Pfizer made several organizational changes to further transform its operations to better leverage its expertise in certain areas and in anticipation of potential future new product launches. Biopharma, Pfizer’s innovative science-based biopharmaceutical business, is operating under a new commercial structure which is designed to better support and optimize its performance across three broad therapeutic areas:
▪Primary Care, consisting of the former Internal Medicine and Vaccines product portfolios, as well as COVID-19 products and potential future mRNA products.
▪Specialty Care, consisting of the former Inflammation & Immunology, Rare Disease and Hospital (excluding Paxlovid) product portfolios.
▪Oncology, consisting of the former Oncology product portfolio.
(7)The following business development activity, among others, impacted financial results for the current or prior fiscal year:
▪On July 18, 2022, GlaxoSmithKline plc. (GSK) completed its demerger of the Consumer Healthcare joint venture which became Haleon, an independent, publicly traded company listed on the London Stock Exchange that holds the joint Consumer Healthcare business of GSK and Pfizer following the demerger. For additional information, see Note 2C to the condensed consolidated financial statements in Pfizer's Quarterly Report on Form 10-Q for the quarterly period ended July 3, 2022.
▪On June 9, 2022, Pfizer announced the completion of its acquisition of ReViral Ltd., a privately held, clinical-stage biopharmaceutical company focused on discovering, developing and commercializing novel antiviral therapeutics that target respiratory syncytial virus, for a total consideration of up to $536 million, including upfront and development milestones. In connection with the closing of the transaction, Pfizer recorded $426 million of acquired IPR&D expenses in its international third-quarter 2022.
▪On March 11, 2022, Pfizer announced the completion of its acquisition of Arena Pharmaceuticals, Inc., a clinical-stage company developing innovative potential therapies for the treatment of several immuno-inflammatory diseases, for $100 per share, in cash. The total fair value of the consideration transferred was $6.6 billion ($6.2 billion, net of cash acquired), plus $138 million in payments to Arena employees for previously unvested equity compensation awards recognized as an expense, for a total net cash deployment of $6.4 billion.
▪On December 31, 2021, Pfizer completed the sale of its Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, which generated approximately $300 million in annual revenues and which previously had been managed within the former Hospital therapeutic area. Beginning in the fourth quarter of 2021, the financial results of Meridian are reflected as discontinued operations for all periods presented.
▪On December 24, 2021, Pfizer entered into a multi-year research collaboration with Beam Therapeutics Inc. (Beam) to utilize Beam’s in vivo base editing programs, which use mRNA and lipid nanoparticles, for three targets for rare genetic diseases of the liver, muscle and central nervous system. Under the terms of the agreement, Pfizer paid Beam a $300 million upfront payment. If Pfizer elects to opt in to licenses for all three targets, Beam would be eligible for up to an additional $1.05 billion in development, regulatory and commercial milestone payments for a potential total deal consideration of up to $1.35 billion. Beam is also eligible to receive royalties on global net sales for each licensed program.
▪On November 17, 2021, Pfizer acquired all outstanding shares, warrants, options and deferred shares not already owned by Pfizer of Trillium Therapeutics Inc., a clinical-stage immuno-oncology company developing therapies targeting cancer immune evasion pathways and specific cell targeting approaches, for a price of $18.50 per share in cash, for total consideration of $2.0 billion, net of cash acquired. Pfizer accounted for the transaction as an asset acquisition since the lead asset, TTI-622, represented substantially all of the fair value of the gross assets acquired. As a result, Pfizer recorded a $2.1 billion charge in fourth-quarter 2021, representing the acquired in-process R&D asset.
▪On November 9, 2021, Pfizer and Biohaven announced a strategic collaboration and license agreement for Pfizer to commercialize rimegepant and zavegepant for the treatment and prevention of migraines outside of the U.S., subject to regulatory approval. Upon the closing of the transaction on January 4, 2022, Pfizer paid Biohaven $500 million, including an upfront payment of $150 million and an equity investment of $350 million. Pfizer recognized $263 million for the upfront payment and premium paid on its equity investment in acquired IPR&D expenses.
▪On July 22, 2021, Arvinas Inc. (Arvinas) and Pfizer announced a global collaboration to develop and commercialize ARV-471, an investigational oral PROTAC® (PROteolysis TArgeting Chimera) estrogen receptor protein degrader. The estrogen receptor is a well-known disease driver in most breast cancers. Under the terms of the agreement, Pfizer paid Arvinas $650 million upfront and made a $350 million equity investment in Arvinas. Arvinas is also eligible to receive up to $400 million in approval milestones and up to $1 billion in commercial milestones. The companies will equally share worldwide development costs, commercialization expenses and profits.
(8)References to operational variances in this press release pertain to period-over-period changes that exclude the impact of foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control and since they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.
(9)Paxlovid and emergency uses of the Pfizer-BioNTech COVID-19 Vaccine or the Pfizer-BioNTech COVID-19 Vaccine, Bivalent (Original and Omicron BA.4/BA.5), have not been approved or licensed by the FDA. Paxlovid has not been approved, but has been authorized for emergency use by the FDA under an Emergency Use Authorization (EUA), for the treatment of mild-to-moderate Coronavirus Disease 2019 (COVID-19) in adults and pediatric patients (12 years of age and older weighing at least 40 kg [88 lbs]) with positive results of direct SARS-CoV-2 viral testing, and who are at high-risk for progression to severe COVID-19, including hospitalization or death. Emergency uses of the vaccines have been authorized by the FDA under an EUA to prevent COVID-19 in individuals aged 6 months and older for the Pfizer-BioNTech COVID-19 Vaccine and 5 years and older for the Pfizer-BioNTech COVID-19 Vaccine, Bivalent. The emergency uses are only authorized for the duration of the declaration that circumstances exist justifying the authorization of emergency use of the medical product during the COVID-19 pandemic under Section 564(b)(1) of the FD&C Act unless the declaration is terminated or authorization revoked sooner. Please see the EUA Fact Sheets at www.covid19oralrx.com and www.cvdvaccine-us.com.
(10)SARCLISA® is a trademark of Sanofi Corporation.

Contacts:	Media		Investors
	PfizerMediaRelations@Pfizer.com	212.733.1226	IR@Pfizer.com	212.733.4848

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Third-Quarter		% Incr. /	Nine Months		% Incr. /
	2022	2021	(Decr.)	2022	2021	(Decr.)
Revenues	$22,638	$24,035	(6)	$76,040	$57,450	32
Costs and expenses:
Cost of sales(2)	6,063	9,932	(39)	24,696	21,085	17
Selling, informational and administrative expenses(2)	3,391	2,899	17	9,032	8,599	5
Research and development expenses(2), (3)	2,696	2,681	1	7,813	6,914	13
Acquired in-process research and development expenses(3)	524	762	(31)	880	1,000	(12)
Amortization of intangible assets	822	968	(15)	2,478	2,743	(10)
Restructuring charges and certain acquisition-related costs(4)	199	646	(69)	580	667	(13)
Other (income)/deductions––net(5)	(59)	(1,696)	(97)	1,063	(4,043)	*
Income from continuing operations before provision/(benefit) for taxes on income	9,001	7,843	15	29,498	20,484	44
Provision/(benefit) for taxes on income(6)	356	(328)	*	3,098	1,603	93
Income from continuing operations	8,645	8,171	6	26,400	18,881	40
Discontinued operations––net of tax(1)	(21)	(13)	71	4	(248)	*
Net income before allocation to noncontrolling interests	8,623	8,159	6	26,404	18,633	42
Less: Net income attributable to noncontrolling interests	15	12	21	27	47	(43)
Net income attributable to Pfizer Inc. common shareholders	$8,608	$8,146	6	$26,378	$18,586	42

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.54	$1.45	6	$4.70	$3.37	40
Discontinued operations––net of tax	—	—	—	—	(0.04)	*
Net income attributable to Pfizer Inc. common shareholders	$1.54	$1.45	6	$4.71	$3.32	42

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.51	$1.43	6	$4.60	$3.31	39
Discontinued operations––net of tax	—	—	—	—	(0.04)	*
Net income attributable to Pfizer Inc. common shareholders	$1.51	$1.42	6	$4.60	$3.27	41
Weighted-average shares used to calculate earnings per common share:
Basic	5,607	5,609		5,606	5,597
Diluted	5,718	5,725		5,729	5,688
*Indicates calculation not meaningful.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME - (UNAUDITED)
(1)The financial statements present the three and nine months ended October 2, 2022 and October 3, 2021. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 28, 2022 and August 29, 2021.
The financial results for the three and nine months ended October 2, 2022 are not necessarily indicative of the results that ultimately could be achieved for the full year.
Business development activities completed in 2021 and 2022 impacted financial results in the periods presented. Discontinued operations in the periods presented relate to the previously divested Meridian subsidiary and post-closing adjustments for other previously divested businesses. We have made certain reclassification adjustments to conform prior-period amounts to the current presentation for discontinued operations.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)Exclusive of amortization of intangible assets.
(3)In the first quarter of 2022, we began reporting Acquired in-process research and development expenses as a separate line item in our consolidated statements of income. Acquired in-process research and development expenses includes costs incurred in connection with (a) all upfront and milestone payments on collaboration and in-license agreements, including premiums on equity securities and (b) asset acquisitions of acquired in-process research and development. These costs were previously recorded in Research and development expenses. Prior periods have been revised to conform to the current period presentation.
(4)Restructuring charges and certain acquisition-related costs include the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2022	2021	2022	2021
Restructuring charges/(credits)––acquisition-related costs(a)	$28	$(2)	$74	$(9)
Restructuring charges/(credits)––cost reduction initiatives(b)	149	645	294	664
Restructuring charges/(credits)	177	643	368	656
Transaction costs(c)	—	—	42	—
Integration costs and other(d)	22	3	170	11
Restructuring charges and certain acquisition-related costs	$199	$646	$580	$667
(a)Includes employee termination costs, asset impairments and other exit costs associated with business combinations.
(b)Includes employee termination costs, asset impairments and other exit costs not associated with acquisitions.
(c)Transaction costs represent external costs for banking, legal, accounting and other similar services.
(d)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs. Integration costs and other for the third quarter and first nine months of 2022 were primarily related to our acquisition of Arena Pharmaceuticals, Inc. in March 2022.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME - (UNAUDITED)
(5)Components of Other (income)/deductions––net include:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2022	2021	2022	2021
Interest income	$(70)	$(10)	$(114)	$(21)
Interest expense	311	325	925	975
Net interest expense	240	315	811	954
Royalty-related income	(239)	(261)	(628)	(649)
Net (gains)/losses on asset disposals	7	(1)	6	(99)
Net (gains)/losses recognized during the period on equity securities	112	(400)	1,353	(1,601)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(4)	(65)	(17)	(317)
Net periodic benefit costs/(credits) other than service costs	(306)	(1,132)	(294)	(1,635)
Certain legal matters, net	77	38	175	112
Certain asset impairments(a)	200	—	200	—
Haleon/Consumer Healthcare JV equity method (income)/loss	51	(105)	(283)	(307)
Other, net	(198)	(84)	(260)	(502)
Other (income)/deductions––net	$(59)	$(1,696)	$1,063	$(4,043)
(a)The amount in the third quarter and first nine months of 2022 represents an intangible asset impairment charge associated with the discontinuation of the PF-07265803 (lamin A/C protein (LMNA)-related dilated cardiomyopathy) clinical program.
(6)Our effective tax rates for income from continuing operations were: 4.0% and 10.5% in the three and nine months ended October 2, 2022, respectively, and (4.2)% and 7.8% in the three and nine months ended October 3, 2021, respectively. The higher effective tax rates for the third quarter and first nine months of 2022, compared to the third quarter and first nine months of 2021, were mainly due to the non-recurrence of certain initiatives executed in the third quarter of 2021 associated with our investment in the Consumer Healthcare joint venture with GlaxoSmithKline plc, partially offset by tax benefits in the third quarter of 2022 related to global income tax resolutions in multiple tax jurisdictions spanning multiple tax years that included the closing of U.S. Internal Revenue Service audits covering five tax years.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME
Adjusted income is an alternative measure of performance used by management to evaluate our overall performance as a supplement to our GAAP Reported performance measures. As such, we believe that investors’ understanding of our performance is enhanced by disclosing this measure. We use Adjusted income, certain components of Adjusted income and Adjusted diluted EPS to present the results of our major operations––the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide––prior to considering certain income statement elements as follows:

Measure	Definition	Relevance of Metrics to Our Business Performance
Adjusted income
Net income attributable to Pfizer Inc. common shareholders(a)
before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

•Provides investors useful information to:
◦evaluate the normal recurring operational activities, and their components, on a comparable year-over-year basis
◦assist in modeling expected future performance on a normalized basis
•Provides investors insight into the way we manage our budgeting and forecasting, how we evaluate and manage our recurring operations and how we reward and compensate our senior management(b)

Adjusted cost of sales, Adjusted selling, informational and administrative expenses, Adjusted research and development expenses and Adjusted other (income)/deductions––net
Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other (income)/deductions––net (a), each before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items, which are components of the Adjusted income measure

Adjusted diluted EPS
EPS attributable to Pfizer Inc. common shareholders––diluted (a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

(a)Most directly comparable GAAP measure.
(b)Beginning in the first quarter of 2022, we no longer exclude any expenses for acquired IPR&D from our non-GAAP Adjusted results but we continue to exclude certain of these expenses for our financial results for annual incentive compensation purposes.
Adjusted income and its components and Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented to permit investors to more fully understand how management assesses performance. A limitation of these measures is that they provide a view of our operations without including all events during a period, and do not provide a comparable view of our performance to peers. These measures are not, and should not be viewed as, substitutes for their most directly comparable GAAP measures of Net income attributable to Pfizer Inc. common shareholders, components of Net income attributable to Pfizer Inc. common shareholders and EPS attributable to Pfizer Inc. common shareholders—diluted, respectively.
We also recognize that, as internal measures of performance, these measures have limitations, and we do not restrict our performance-management process solely to these measures. We also use other tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of our incentive compensation plans.
Beginning in the first quarter of 2022, our reconciliation of certain GAAP reported to non-GAAP adjusted information is updated to reflect the following, and prior period information has been revised to conform to the current period presentation:
Adjusted Income and Adjusted Diluted EPS
Acquired IPR&D—Non-GAAP Adjusted financial measures include expenses for all acquired in-process research and development (IPR&D) costs incurred in connection with upfront and milestone payments on collaboration and in-license agreements, including premiums on equity securities, as well as asset acquisitions of acquired IPR&D. Previously, certain of these items were excluded from our non-GAAP adjusted results. Acquired IPR&D expenses that previously would have been excluded from non-GAAP Adjusted income but are now included in both GAAP Reported income and non-GAAP Adjusted income were approximately: (i) $426 million pre-tax ($389 million, net of tax), or $0.07 per share, in the third quarter of 2022, (ii) $765 million pre-tax ($665 million, net of tax), or $0.12 per share, in the first nine months of 2022, (iii) $706 million pre-tax ($540 million, net of tax), or $0.09 per share, in the third quarter of 2021 and (iv) $892 million pre-tax ($726 million, net of tax), or $0.13 per share, in the first nine months of 2021.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME
Amortization of Intangible Assets—We began excluding all amortization of intangibles from non-GAAP Adjusted income, compared to excluding only amortization of intangibles related to large mergers or acquisitions under the prior methodology, and presenting it as a separate reconciling line. Previously, the adjustment under the prior methodology was included as part of a reconciling line entitled “Purchase accounting adjustments” that we no longer separately present. The impact of this policy change resulted in benefits of $0.01 and $0.04 on Adjusted diluted EPS in the third quarter and first nine months of 2022, respectively, and $0.02 and $0.07 in the third quarter and first nine months of 2021, respectively.
Acquisition-Related Items—Acquisition-related items may now include purchase accounting impacts that previously would have been included as part of a reconciling line entitled “Purchase accounting adjustments” that we no longer separately present, such as: (i) the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value, (ii) depreciation related to the increase/decrease in fair value of acquired fixed assets, (iii) amortization related to the increase in fair value of acquired debt and (iv) the fair value changes for contingent consideration.
See the reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the third quarter and first nine months of 2022 and 2021 below and the Non-GAAP Financial Measure: Adjusted Income sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2021 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarterly period ended July 3, 2022 for additional information.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Third-Quarter 2022
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP reported	$6,063	$3,391	$(59)		$8,608	$1.51
Amortization of intangible assets	—	—	—		822
Acquisition-related items(2)	3	(2)	(12)		62
Discontinued operations(3)	—	—	—		15
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(4)	(20)	(137)	—		306
Certain asset impairments(5)	—	—	(200)		200
(Gains)/losses on equity securities	—	—	(111)		111
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	193		(193)
Other(6)	(8)	(12)	(325)		349
Income tax provision—non-GAAP items					(109)
Non-GAAP adjusted	$6,038	$3,239	$(515)	(7)	$10,172	$1.78

	Nine Months Ended October 2, 2022
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP reported	$24,696	$9,032	$1,063		$26,378	$4.60
Amortization of intangible assets	—	—	—		2,478
Acquisition-related items(2)	12	(5)	(51)		331
Discontinued operations(3)	—	—	—		(9)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(4)	(62)	(344)	—		701
Certain asset impairments(5)	—	—	(200)		200
(Gains)/losses on equity securities	—	—	(1,348)		1,348
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(225)		225
Other(6)	(24)	(47)	(536)		621
Income tax provision—Non-GAAP items					(1,107)
Non-GAAP adjusted	$24,621	$8,635	$(1,298)	(7)	$31,165	$5.44
See end of tables for notes.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Third-Quarter 2021
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP reported	$9,932	$2,899	$(1,696)		$8,146	$1.42
Amortization of intangible assets	—	(9)	(1)		980
Acquisition-related items	6	(1)	(47)		41
Discontinued operations(3)	—	—	—		17
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(4)	(28)	(150)	—		823
(Gains)/losses on equity securities	—	—	400		(400)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	899		(899)
Other(6)	(11)	(20)	(126)		159
Income tax provision—non-GAAP items					(1,587)
Non-GAAP adjusted	$9,899	$2,719	$(570)	(7)	$7,279	$1.27

	Nine Months Ended October 3, 2021
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP reported	$21,085	$8,599	$(4,043)		$18,586	$3.27
Amortization of intangible assets	—	(29)	(2)		2,778
Acquisition-related items	17	(2)	(31)		14
Discontinued operations(3)	—	—	—		353
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(4)	(82)	(310)	—		1,057
(Gains)/losses on equity securities	—	—	1,597		(1,597)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	932		(932)
Other(6)	(45)	(119)	(200)		370
Income tax provision—Non-GAAP items					(1,976)
Non-GAAP adjusted	$20,975	$8,140	$(1,747)	(7)	$18,653	$3.28

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(1)Items that reconcile GAAP Reported to non-GAAP Adjusted balances are shown pre-tax. Our effective tax rates for GAAP reported income from continuing operations were: 4.0% and 10.5% in the three and nine months ended October 2, 2022, respectively, and (4.2)% and 7.8% in the three and nine months ended October 3, 2021, respectively. See Note (6) to the Consolidated Statements of Income above. Our effective tax rates for non-GAAP adjusted income were: 4.4% and 11.9% in the three and nine months ended October 2, 2022, respectively, and 14.7% and 15.7% in the three and nine months ended October 3, 2021, respectively.
(2)Acquisition-related items in the third quarter and first nine months of 2022 primarily represent integration and other costs for the acquisition of Arena Pharmaceuticals, Inc. in March 2022.
(3)Relates to the previously divested Meridian subsidiary and post-closing adjustments for other previously divested businesses.
(4)Includes employee termination costs, asset impairments and other exit costs related to our cost-reduction and productivity initiatives not associated with acquisitions.
(5)See Note (5) to the Consolidated Statements of Income above.
(6)For the third quarter of 2022, the total Other (income)/deductions––net adjustment of $325 million primarily includes charges of $212 million mostly representing our equity-method accounting pro rata share of costs of preparing for separation from GlaxoSmithKline plc (GSK) recorded by Haleon/the GSK Consumer Healthcare joint venture (JV), and adjustments to our equity-method basis differences which are also related to the separation of Haleon/the GSK Consumer Healthcare JV from GSK, and charges of $77 million for certain legal matters. For the first nine months of 2022, the total Other (income)/deductions––net adjustment of $536 million primarily includes charges of $273 million mostly representing our equity-method accounting pro rata share of restructuring charges and costs of preparing for separation from GSK recorded by Haleon/the GSK Consumer Healthcare JV, and adjustments to our equity-method basis differences which are also related to the separation of Haleon/the GSK Consumer Healthcare JV from GSK, and charges of $175 million for certain legal matters. For the third quarter of 2021, the total Other (income)/deductions––net adjustment of $126 million primarily includes charges of $64 million for certain legal matters and charges of $55 million mostly representing our equity-method accounting pro rata share of restructuring charges and costs of preparing for separation from GSK recorded by the GSK Consumer Healthcare JV. For the first nine months of 2021, amounts in Selling, informational and administrative expenses of $119 million primarily include costs for consulting, legal, tax and advisory services associated with a non-recurring internal reorganization of legal entities. For the first nine months of 2021, the total Other (income)/deductions––net adjustment of $200 million primarily includes charges of $136 million mostly representing our equity-method accounting pro rata share of restructuring charges and costs of preparing for separation from GSK recorded by the GSK Consumer Healthcare JV, and charges of $92 million for certain legal matters. The third quarter and first nine months of 2022 and 2021 include insignificant reconciling amounts for Research and development expenses.
(7)The components of non-GAAP Adjusted Other (income)/deductions––net include the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2022	2021	2022	2021
Interest income	$(70)	$(10)	$(114)	$(21)
Interest expense	313	325	932	980
Net interest expense	242	315	817	959
Royalty-related income	(239)	(261)	(628)	(649)
Net (gains)/losses on asset disposals	—	(2)	(1)	(42)
Net (gains)/losses recognized during the period on equity securities	1	—	4	(4)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(4)	(65)	(17)	(317)
Net periodic benefit costs/(credits) other than service costs	(113)	(232)	(519)	(702)
Certain legal matters, net	—	(26)	—	20
Haleon/Consumer Healthcare JV equity method (income)/loss	(160)	(160)	(555)	(443)
Other, net	(242)	(138)	(398)	(569)
Non-GAAP Adjusted Other (income)/deductions––net	$(515)	$(570)	$(1,298)	$(1,747)
See Note (5) to the Consolidated Statements of Income above for additional information on the components comprising GAAP reported Other (income)/deductions––net.

PFIZER INC. - REVENUES
THIRD-QUARTER 2022 and 2021 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2022	2021	% Change		2022	2021	% Change	2022	2021	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES(b)	$22,638	$24,035	(6%)	(2%)	$13,851	$7,020	97%	$8,786	$17,014	(48%)	(43%)
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(b), (c)	$22,319	$23,513	(5%)	(1%)	$13,748	$6,899	99%	$8,571	$16,614	(48%)	(43%)
Primary Care	$15,846	$16,680	(5%)	(1%)	$10,205	$3,419	*	$5,641	$13,261	(57%)	(53%)
Comirnaty direct sales and alliance revenues	4,402	12,977	(66%)	(65%)	2,908	1,586	83%	1,494	11,391	(87%)	(86%)
Paxlovid	7,514	—	*	*	5,044	—	*	2,470	—	*	*
Eliquis alliance revenues and direct sales	1,464	1,346	9%	15%	835	629	33%	628	717	(12%)	(1%)
Prevnar family(d)	1,607	1,447	11%	14%	1,089	850	28%	517	596	(13%)	(7%)
Premarin family	110	148	(26%)	(25%)	100	139	(28%)	10	9	9%	17%
Nimenrix	79	51	56%	76%	—	—	—	79	51	56%	76%
BMP2	58	71	(17%)	(17%)	58	71	(17%)	—	—	—	—
FSME-IMMUN/TicoVac	67	47	41%	62%	1	—	*	66	47	40%	60%
Toviaz	30	56	(46%)	(38%)	6	14	(60%)	24	42	(41%)	(30%)
Trumenba	60	52	16%	16%	57	49	16%	3	3	3%	17%
Chantix/Champix	4	7	(39%)	(39%)	5	5	(15%)	—	2	*	*
All other Primary Care	451	479	(6%)	3%	100	75	34%	350	404	(13%)	(3%)
Specialty Care	$3,404	$3,749	(9%)	(3%)	$1,487	$1,521	(2%)	$1,917	$2,228	(14%)	(4%)
Vyndaqel/Vyndamax	602	501	20%	29%	329	228	44%	273	273	—	15%
Xeljanz	502	610	(18%)	(14%)	345	410	(16%)	157	201	(22%)	(11%)
Enbrel (Outside the U.S. and Canada)	230	283	(19%)	(8%)	—	—	—	230	283	(19%)	(8%)
Sulperazon	178	181	(2%)	3%	—	—	—	178	181	(2%)	3%
Inflectra	131	172	(24%)	(21%)	70	105	(33%)	60	67	(10%)	(2%)
Ig Portfolio(e)	124	99	25%	25%	124	99	25%	—	—	—	—
BeneFIX	99	104	(4%)	4%	53	53	(1%)	47	51	(8%)	8%
Zavicefta	98	107	(9%)	1%	—	—	—	98	107	(9%)	1%
Genotropin	90	95	(5%)	8%	19	17	12%	71	78	(9%)	7%
Zithromax	71	66	7%	15%	—	—	—	70	66	6%	15%
Medrol	79	109	(27%)	(22%)	34	50	(32%)	45	59	(23%)	(14%)
Fragmin	60	74	(19%)	(10%)	1	1	(55%)	59	73	(18%)	(9%)
Somavert	70	70	(1%)	7%	31	25	23%	38	45	(14%)	(2%)
Refacto AF/Xyntha	58	69	(16%)	(6%)	13	12	14%	45	58	(22%)	(10%)
Vfend	51	51	(1%)	8%	1	2	(35%)	50	49	1%	10%
All other Anti-infectives	374	455	(18%)	(12%)	118	129	(8%)	256	326	(21%)	(13%)
All other Specialty Care	586	702	(16%)	(14%)	348	389	(11%)	238	313	(24%)	(18%)
Oncology	$3,070	$3,085	—	3%	$2,057	$1,960	5%	$1,013	$1,124	(10%)	1%
Ibrance	1,283	1,381	(7%)	(3%)	872	883	(1%)	411	498	(17%)	(6%)
Xtandi alliance revenues	320	309	3%	3%	320	309	3%	—	—	—	—
Inlyta	252	256	(1%)	3%	152	151	—	100	104	(4%)	6%
Zirabev	146	96	52%	57%	112	56	*	34	40	(16%)	(4%)
Bosulif	141	136	4%	9%	93	92	2%	47	44	7%	24%
Xalkori	118	116	1%	7%	28	24	19%	89	93	(3%)	4%
Ruxience	120	124	(3%)	(2%)	106	112	(6%)	15	12	23%	38%
Retacrit	87	110	(21%)	(18%)	65	86	(24%)	22	24	(11%)	2%
Sutent	75	142	(47%)	(43%)	11	15	(26%)	64	127	(50%)	(45%)
Lorbrena	99	67	48%	58%	49	36	37%	50	31	60%	81%
Bavencio alliance revenues	73	54	36%	49%	30	23	30%	43	31	40%	61%
Aromasin	66	56	19%	25%	—	1	(48%)	65	55	20%	27%
Besponsa	55	50	11%	18%	31	29	5%	25	21	19%	36%
Braftovi	58	47	22%	23%	57	47	19%	1	—	*	*
Trazimera	51	45	15%	21%	32	21	47%	20	23	(14%)	(4%)
Mektovi	45	41	10%	10%	45	41	9%	—	—	—	—
All other Oncology	80	53	49%	52%	55	33	65%	25	20	23%	31%
PFIZER CENTREONE(c)	$319	$521	(39%)	(35%)	$103	$121	(15%)	$216	$400	(46%)	(40%)

Total Alliance revenues included above	$1,689	$2,068	(18%)	(15%)	$1,208	$969	25%	$482	$1,099	(56%)	(49%)
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
THIRD-QUARTER 2022 and 2021 - (UNAUDITED)

	DEVELOPED EUROPE(f)				DEVELOPED REST OF WORLD(g)				EMERGING MARKETS(h)
	2022	2021	% Change		2022	2021	% Change		2022	2021	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$3,136	$6,221	(50%)	(42%)	$2,351	$4,498	(48%)	(41%)	$3,300	$6,296	(48%)	(45%)
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(c)	$2,982	$6,038	(51%)	(43%)	$2,329	$4,471	(48%)	(41%)	$3,260	$6,105	(47%)	(44%)
Primary Care	$1,955	$4,830	(60%)	(54%)	$1,742	$3,706	(53%)	(47%)	$1,944	$4,725	(59%)	(57%)
Comirnaty direct sales and alliance revenues	269	4,063	(93%)	(92%)	265	3,403	(92%)	(91%)	960	3,925	(76%)	(75%)
Paxlovid	1,025	—	*	*	1,221	—	*	*	223	—	*	*
Eliquis alliance revenues and direct sales	347	388	(11%)	3%	105	116	(9%)	4%	177	213	(17%)	(10%)
Prevnar family(d)	96	134	(29%)	(18%)	72	86	(17%)	(4%)	350	377	(7%)	(4%)
Premarin family	—	—	—	—	4	4	10%	20%	5	5	10%	17%
Nimenrix	25	37	(34%)	(24%)	3	3	6%	13%	51	10	*	*
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
FSME-IMMUN/TicoVac	55	42	32%	52%	—	—	—	—	11	5	96%	*
Toviaz	6	18	(64%)	(59%)	16	21	(25%)	(12%)	2	2	(6%)	32%
Trumenba	2	3	(23%)	(11%)	—	—	—	—	1	—	*	*
Chantix/Champix	—	2	(96%)	(95%)	—	—	—	—	—	—	—	—
All other Primary Care	130	144	(10%)	2%	55	73	(24%)	(14%)	166	188	(12%)	(2%)
Specialty Care	$627	$693	(9%)	4%	$381	$530	(28%)	(19%)	$909	$1,006	(10%)	(2%)
Vyndaqel/Vyndamax	206	141	47%	68%	49	122	(60%)	(52%)	18	10	86%	*
Xeljanz	55	75	(28%)	(17%)	57	73	(22%)	(11%)	45	52	(12%)	(4%)
Enbrel (Outside the U.S. and Canada)	92	127	(28%)	(18%)	39	68	(42%)	(32%)	100	87	14%	26%
Sulperazon	—	—	—	—	1	2	(40%)	(27%)	177	179	(1%)	3%
Inflectra	28	44	(36%)	(27%)	29	20	46%	52%	3	3	(14%)	(2%)
Ig Portfolio(e)	—	—	—	—	—	—	—	—	—	—	—	—
BeneFIX	13	18	(27%)	(16%)	13	15	(12%)	—	21	18	15%	39%
Zavicefta	25	31	(21%)	(9%)	—	—	—	—	73	76	(4%)	6%
Genotropin	25	31	(18%)	(6%)	22	27	(17%)	(2%)	23	20	15%	40%
Zithromax	9	8	8%	24%	5	5	(4%)	13%	57	53	7%	13%
Medrol	14	15	(11%)	3%	9	11	(19%)	(9%)	23	33	(30%)	(24%)
Fragmin	34	37	(7%)	6%	13	13	(1%)	3%	12	23	(46%)	(41%)
Somavert	29	33	(12%)	1%	5	6	(19%)	(12%)	4	6	(24%)	(12%)
Refacto AF/Xyntha	20	29	(33%)	(23%)	4	5	(28%)	(20%)	21	23	(7%)	9%
Vfend	3	4	(32%)	(22%)	9	10	(12%)	6%	38	35	9%	15%
All other Anti-infectives	62	67	(8%)	5%	24	27	(11%)	2%	171	232	(26%)	(20%)
All other Specialty Care	13	31	(57%)	(50%)	102	126	(19%)	(12%)	123	156	(21%)	(15%)
Oncology	$400	$515	(22%)	(11%)	$206	$235	(12%)	2%	$407	$374	9%	16%
Ibrance	193	247	(22%)	(10%)	94	114	(18%)	(4%)	124	137	(9%)	(1%)
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	42	49	(14%)	(1%)	17	23	(27%)	(14%)	41	32	29%	33%
Zirabev	22	27	(19%)	(7%)	9	9	—	16%	2	4	(33%)	(27%)
Bosulif	24	24	(1%)	14%	16	16	(3%)	17%	8	4	86%	*
Xalkori	19	22	(13%)	—	9	11	(20%)	(8%)	61	59	3%	8%
Ruxience	6	6	11%	28%	7	5	33%	44%	2	1	36%	61%
Retacrit	21	24	(13%)	1%	—	—	—	—	1	1	54%	61%
Sutent	11	50	(78%)	(75%)	13	18	(31%)	(20%)	41	59	(32%)	(27%)
Lorbrena	16	14	19%	36%	9	10	(10%)	8%	25	8	*	*
Bavencio alliance revenues	22	18	23%	42%	15	11	35%	61%	6	2	*	*
Aromasin	6	7	(15%)	(2%)	1	2	(45%)	(35%)	58	45	28%	34%
Besponsa	8	7	7%	24%	7	9	(27%)	(14%)	10	4	*	*
Braftovi	—	—	—	—	1	—	*	*	—	—	—	—
Trazimera	9	11	(23%)	(12%)	2	2	(2%)	9%	9	10	(6%)	4%
Mektovi	—	—	—	—	—	—	—	—	—	—	—	—
All other Oncology	1	9	(92%)	(90%)	6	3	100%	*	18	9	*	*
PFIZER CENTREONE(c)	$154	$183	(16%)	(6%)	$22	$27	(18%)	(3%)	$40	$191	(79%)	(79%)

Total Alliance revenues included above	$353	$695	(49%)	(42%)	$124	$133	(6%)	8%	$5	$271	(98%)	(98%)

PFIZER INC. - REVENUES
NINE MONTHS 2022 and 2021 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2022	2021	% Change		2022	2021	% Change	2022	2021	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES(b)	$76,040	$57,450	32%	38%	$33,991	$22,066	54%	$42,049	$35,384	19%	27%
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(b), (c)	$75,066	$56,101	34%	39%	$33,700	$21,657	56%	$41,366	$34,444	20%	29%
Primary Care	$55,676	$35,804	56%	62%	$23,688	$11,514	*	$31,988	$24,290	32%	41%
Comirnaty direct sales and alliance revenues	26,477	24,277	9%	14%	6,303	5,657	11%	20,174	18,619	8%	14%
Paxlovid	17,099	—	*	*	10,514	—	*	6,584	—	*	*
Eliquis alliance revenues and direct sales	5,001	4,470	12%	16%	2,979	2,440	22%	2,022	2,030	—	10%
Prevnar family(d)	4,601	3,971	16%	18%	3,010	2,130	41%	1,591	1,841	(14%)	(9%)
Premarin family	327	420	(22%)	(22%)	301	390	(23%)	27	30	(10%)	(5%)
Nimenrix	221	145	52%	64%	—	—	—	221	145	52%	64%
BMP2	201	186	8%	8%	201	186	8%	—	—	—	—
FSME-IMMUN/TicoVac	177	161	10%	22%	1	—	*	176	161	9%	21%
Toviaz	130	174	(26%)	(19%)	31	46	(33%)	98	128	(23%)	(14%)
Trumenba	108	102	6%	7%	100	92	8%	9	10	(9%)	—
Chantix/Champix	8	409	(98%)	(98%)	9	309	(97%)	(1)	100	*	*
All other Primary Care	1,326	1,490	(11%)	(4%)	240	263	(9%)	1,086	1,227	(11%)	(4%)
Specialty Care	$10,267	$11,205	(8%)	(4%)	$4,106	$4,457	(8%)	$6,161	$6,749	(9%)	(2%)
Vyndaqel/Vyndamax	1,766	1,454	21%	28%	890	658	35%	876	796	10%	22%
Xeljanz	1,304	1,734	(25%)	(22%)	802	1,132	(29%)	502	602	(17%)	(9%)
Enbrel (Outside the U.S. and Canada)	767	888	(14%)	(5%)	—	—	—	767	888	(14%)	(5%)
Sulperazon	598	515	16%	17%	—	—	—	598	515	16%	17%
Inflectra	403	485	(17%)	(15%)	228	277	(18%)	175	209	(16%)	(10%)
Ig Portfolio(e)	356	311	14%	14%	356	311	14%	—	—	—	—
BeneFIX	325	328	(1%)	4%	180	174	4%	144	154	(7%)	5%
Zavicefta	302	306	(1%)	6%	—	—	—	302	306	(1%)	6%
Genotropin	261	284	(8%)	2%	41	54	(23%)	219	230	(5%)	8%
Zithromax	250	198	27%	31%	1	—	*	249	198	26%	30%
Medrol	235	320	(27%)	(23%)	89	141	(37%)	146	179	(19%)	(13%)
Fragmin	202	223	(9%)	(3%)	3	4	(34%)	199	219	(9%)	(2%)
Somavert	202	203	(1%)	6%	84	71	18%	118	132	(11%)	(1%)
Refacto AF/Xyntha	188	235	(20%)	(13%)	48	51	(6%)	140	184	(24%)	(15%)
Vfend	171	204	(16%)	(12%)	4	5	(23%)	167	199	(16%)	(12%)
All other Anti-infectives	1,123	1,384	(19%)	(15%)	346	371	(7%)	777	1,012	(23%)	(18%)
All other Specialty Care	1,816	2,134	(15%)	(13%)	1,035	1,208	(14%)	781	926	(16%)	(11%)
Oncology	$9,124	$9,091	—	3%	$5,907	$5,686	4%	$3,217	$3,406	(6%)	3%
Ibrance	3,841	4,039	(5%)	(2%)	2,493	2,539	(2%)	1,347	1,500	(10%)	(1%)
Xtandi alliance revenues	878	879	—	—	878	879	—	—	—	—	—
Inlyta	760	742	2%	6%	454	448	1%	306	294	4%	13%
Zirabev	432	311	39%	43%	317	161	97%	115	151	(23%)	(14%)
Bosulif	425	395	8%	12%	277	259	7%	148	135	9%	22%
Xalkori	362	371	(2%)	2%	78	76	2%	285	295	(3%)	1%
Ruxience	357	343	4%	5%	320	314	2%	37	28	30%	41%
Retacrit	308	322	(4%)	(2%)	247	249	(1%)	61	74	(17%)	(8%)
Sutent	287	537	(47%)	(43%)	29	114	(75%)	258	422	(39%)	(35%)
Lorbrena	247	193	28%	35%	129	103	25%	118	90	32%	47%
Bavencio alliance revenues	198	122	62%	74%	75	60	24%	124	62	100%	*
Aromasin	187	159	18%	21%	2	3	(25%)	185	156	19%	22%
Besponsa	164	145	14%	19%	95	89	7%	69	56	24%	38%
Braftovi	156	136	15%	15%	154	136	14%	2	—	*	*
Trazimera	149	131	14%	18%	86	60	43%	64	71	(11%)	(3%)
Mektovi	129	112	15%	15%	129	112	15%	1	—	31%	34%
All other Oncology	243	155	57%	60%	146	84	73%	97	71	37%	45%
PFIZER CENTREONE(c)	$974	$1,348	(28%)	(25%)	$291	$409	(29%)	$683	$939	(27%)	(23%)

Total Alliance revenues included above	$6,320	$5,718	11%	13%	$3,987	$3,396	17%	$2,333	$2,322	—	7%

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
NINE MONTHS 2022 and 2021 - (UNAUDITED)

	DEVELOPED EUROPE(f)				DEVELOPED REST OF WORLD(g)				EMERGING MARKETS(h)
	2022	2021	% Change		2022	2021	% Change		2022	2021	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$14,705	$13,836	6%	16%	$10,671	$8,617	24%	36%	$16,673	$12,930	29%	34%
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)(c)	$14,196	$13,308	7%	16%	$10,607	$8,536	24%	37%	$16,563	$12,601	31%	36%
Primary Care	$10,875	$9,560	14%	24%	$8,651	$6,326	37%	50%	$12,462	$8,404	48%	53%
Comirnaty direct sales and alliance revenues	6,542	7,233	(10%)	(3%)	4,688	5,376	(13%)	(5%)	8,945	6,010	49%	53%
Paxlovid	2,242	—	*	*	3,133	—	*	*	1,209	—	*	*
Eliquis alliance revenues and direct sales	1,099	1,096	—	11%	324	320	1%	12%	598	613	(2%)	6%
Prevnar family(d)	339	432	(22%)	(14%)	251	286	(12%)	(3%)	1,002	1,123	(11%)	(8%)
Premarin family	1	1	(7%)	—	14	15	(4%)	2%	12	14	(17%)	(13%)
Nimenrix	72	102	(29%)	(22%)	14	14	(4%)	1%	135	29	*	*
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
FSME-IMMUN/TicoVac	140	132	6%	18%	—	—	—	—	35	29	23%	35%
Toviaz	36	53	(32%)	(26%)	56	68	(17%)	(7%)	6	7	(18%)	12%
Trumenba	7	9	(21%)	(12%)	—	—	—	—	2	1	84%	97%
Chantix/Champix	—	47	(99%)	(99%)	(1)	31	*	*	—	22	*	*
All other Primary Care	396	454	(13%)	(4%)	172	217	(21%)	(13%)	518	556	(7%)	1%
Specialty Care	$1,973	$2,157	(9%)	1%	$1,293	$1,526	(15%)	(7%)	$2,895	$3,066	(6%)	(1%)
Vyndaqel/Vyndamax	582	418	39%	55%	245	352	(30%)	(22%)	49	26	90%	100%
Xeljanz	173	235	(26%)	(19%)	181	212	(15%)	(6%)	148	155	(4%)	3%
Enbrel (Outside the U.S. and Canada)	307	406	(24%)	(16%)	153	192	(20%)	(10%)	307	290	6%	15%
Sulperazon	—	—	—	—	3	5	(37%)	(28%)	594	510	17%	17%
Inflectra	90	146	(39%)	(33%)	78	54	43%	47%	8	8	1%	13%
Ig Portfolio(e)	—	—	—	—	—	—	—	—	—	—	—	—
BeneFIX	42	54	(22%)	(13%)	40	44	(8%)	2%	62	57	9%	25%
Zavicefta	76	95	(20%)	(11%)	1	1	4%	12%	225	209	7%	13%
Genotropin	78	90	(13%)	(3%)	69	80	(14%)	(3%)	72	60	20%	38%
Zithromax	33	28	18%	30%	14	15	(5%)	7%	201	154	30%	32%
Medrol	43	45	(4%)	6%	26	32	(18%)	(11%)	76	102	(25%)	(21%)
Fragmin	108	113	(4%)	5%	39	40	(4%)	(1%)	52	66	(21%)	(16%)
Somavert	91	101	(10%)	—	14	17	(16%)	(10%)	13	15	(11%)	1%
Refacto AF/Xyntha	62	92	(32%)	(25%)	13	17	(27%)	(22%)	65	75	(13%)	(3%)
Vfend	10	16	(37%)	(30%)	30	33	(11%)	1%	127	149	(15%)	(13%)
All other Anti-infectives	198	214	(7%)	2%	76	86	(12%)	(2%)	503	713	(29%)	(25%)
All other Specialty Care	78	106	(26%)	(20%)	310	344	(10%)	(4%)	392	477	(18%)	(14%)
Oncology	$1,348	$1,590	(15%)	(6%)	$663	$684	(3%)	8%	$1,206	$1,131	7%	13%
Ibrance	657	783	(16%)	(8%)	311	337	(8%)	3%	380	380	—	8%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	132	130	1%	12%	55	68	(19%)	(9%)	118	95	24%	29%
Zirabev	78	115	(32%)	(25%)	29	27	6%	17%	9	9	2%	29%
Bosulif	75	68	9%	21%	50	47	6%	21%	23	19	18%	31%
Xalkori	62	72	(13%)	(3%)	29	35	(18%)	(9%)	193	188	3%	5%
Ruxience	15	12	30%	45%	18	14	33%	40%	3	3	16%	31%
Retacrit	60	72	(17%)	(8%)	—	—	—	—	1	1	7%	14%
Sutent	59	152	(61%)	(58%)	41	57	(29%)	(21%)	158	213	(26%)	(21%)
Lorbrena	48	39	25%	38%	28	30	(7%)	6%	42	21	*	*
Bavencio alliance revenues	57	36	60%	78%	49	21	*	*	17	5	*	*
Aromasin	18	21	(13%)	(3%)	4	7	(35%)	(27%)	163	128	27%	29%
Besponsa	26	22	22%	35%	23	23	(4%)	9%	20	11	87%	*
Braftovi	—	—	—	—	2	—	*	*	—	—	—	—
Trazimera	28	34	(17%)	(9%)	6	6	—	8%	30	32	(6%)	—
Mektovi	—	—	—	—	1	—	*	*	—	—	—	—
All other Oncology	32	35	(10%)	(3%)	18	10	77%	85%	47	25	87%	94%
PFIZER CENTREONE(c)	$509	$528	(4%)	3%	$64	$82	(22%)	(12%)	$110	$329	(67%)	(67%)

Total Alliance revenues included above	$1,862	$1,664	12%	19%	$388	$359	8%	20%	$84	$299	(72%)	(71%)

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (f) to (h) below, respectively.
(b)
On December 31, 2021, we completed the sale of our Meridian subsidiary. Prior to its sale, Meridian was managed as part of the former Hospital therapeutic area (see footnote (c) below). Beginning in the fourth quarter of 2021, the financial results of Meridian are reflected as discontinued operations. Prior-period financial information has been restated.

(c)
Beginning in the fourth quarter of 2021, we reorganized our commercial operations and began to manage our commercial operations through a new global structure consisting of two operating segments, each led by a single manager: Biopharma, our innovative science-based biopharmaceutical business, and Pfizer CentreOne (PC1), our global contract development and manufacturing organization and a leading supplier of specialty active pharmaceutical ingredients. Beginning in the third quarter of 2022, we made several additional organizational changes to further transform our operations to better leverage our expertise in certain areas and in anticipation of potential future new product launches. The changes include establishing a new commercial structure within our Biopharma operating segment. The new commercial structure within Biopharma is designed to better support and optimize its performance across three broad therapeutic areas:
•Primary Care consists of the former Internal Medicine and Vaccines product portfolios, as well as COVID-19 products and potential future mRNA products.
•Specialty Care consists of the former Inflammation & Immunology, Rare Disease and Hospital (excluding Paxlovid) product portfolios.
•Oncology consists of the former Oncology product portfolio.
PC1 includes revenues from our contract manufacturing, including certain Comirnaty-related manufacturing activities performed on behalf of BioNTech ($7 million and $108 million for the third quarter and the first nine months of 2022, respectively, and $187 million and $274 million for the third quarter and the first nine months of 2021, respectively), and revenues from our active pharmaceutical ingredient sales operation, as well as revenues related to our manufacturing and supply agreements with former legacy Pfizer businesses/partnerships, including but not limited to, transitional manufacturing and supply agreements with Viatris following the spin-off of the Upjohn Business. Prior to the fourth quarter of 2021, PC1 was managed within our former Hospital product portfolio.
Prior-period financial information has been revised to reflect the current period presentation.

(d)	Prevnar family include revenues from Prevnar 13/Prevenar 13 (pediatric and adult) and Prevnar 20/Apexxnar (adult).
(e)	Immunoglobulin (Ig) portfolio includes the revenues from Panzyga, Octagam and Cutaquig.
(f)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(g)	Developed Rest of World region includes the following markets: Japan, Australia, Canada, South Korea and New Zealand.
(h)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Central Europe, Eastern Europe, the Middle East, Africa and Turkey.

*	Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of November 1, 2022. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance; reorganizations; business plans, strategy and prospects; our Environmental, Social and Governance (ESG) priorities, strategy and goals; expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, launches, clinical trial results and other developing data, revenue contribution, growth, performance, timing of exclusivity and potential benefits; strategic reviews; capital allocation objectives; dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, and our ability to successfully capitalize on these opportunities; manufacturing and product supply; our efforts to respond to COVID-19, including the Pfizer-BioNTech COVID-19 Vaccine (Comirnaty), the Pfizer-BioNTech COVID-19 Omicron BA.4/BA.5 Vaccine, Bivalent (the Pfizer-BioNTech COVID-19 bivalent vaccine), other vaccines that may result from the BNT162 program, including new variant-based or next-generation vaccines, and our oral COVID-19 treatment (Paxlovid); and our expectations regarding the impact of COVID-19 on our business, operations and financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning.
Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of research and development (R&D) activities, including, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates; the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new pre-clinical or clinical data and further analyses of existing pre-clinical or clinical data; risks associated with preliminary, early stage or interim data; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; and whether and when additional data from our pipeline programs will be published in scientific journal publications and, if so, when and with what modifications and interpretations;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval for new products and indications from regulators on a timely basis or at all; regulatory decisions impacting labeling, including the scope of indicated patient populations, product dosage, manufacturing processes, safety and/or other matters, including decisions relating to emerging developments regarding potential product impurities; the impact of, or uncertainties regarding the ability to obtain, recommendations by technical or advisory committees; and the timing of pricing approvals and product launches;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the outcome of post-approval clinical trials, which could impact marketing approval, product labeling, and/or availability or commercial potential, including uncertainties regarding the commercial or other impact of the results of the Xeljanz ORAL Surveillance (A3921133) study or actions by regulatory authorities based on analysis of ORAL Surveillance or other data, including on other Janus kinase (JAK) inhibitors in our portfolio;
•the success and impact of external business development activities, including the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which could result in increased leverage and/or a downgrade of our credit ratings; challenges integrating the businesses and operations; disruption to business and operations relationships; risks related to growing revenues for certain acquired products; significant transaction costs; and unknown liabilities;
•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat or prevent diseases and conditions similar to those treated or intended to be prevented by our in-line products and product candidates;
•the ability to successfully market both new and existing products, including biosimilars;
•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our facilities or third-party facilities that we rely on; and legal or regulatory actions;

•the impact of public health outbreaks, epidemics or pandemics (such as the COVID-19 pandemic), including the impact of vaccine mandates where applicable, on our business, operations and financial condition and results, including impacts on our employees, manufacturing, supply chain, sales and marketing, research and development and clinical trials;
•risks and uncertainties related to our efforts to develop and commercialize a vaccine to help prevent COVID-19 and an oral COVID-19 treatment, as well as challenges related to their manufacturing, supply and distribution, including, among others, uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as risks associated with pre-clinical and clinical data (including Phase 1/2/3 or Phase 4 data for Comirnaty, the Pfizer-BioNTech COVID-19 bivalent vaccine, any monovalent, bivalent or variant-adapted vaccine candidates or any other vaccine candidate in the BNT162 program or Paxlovid or any other future COVID-19 treatment) in any of our studies in pediatrics, adolescents or adults or real world evidence, including the possibility of unfavorable new pre-clinical, clinical or safety data and further analyses of existing pre-clinical, clinical or safety data or further information regarding the quality of pre-clinical, clinical or safety data, including by audit or inspection; the ability to produce comparable clinical or other results for Comirnaty, the Pfizer-BioNTech COVID-19 bivalent vaccine, any monovalent, bivalent or variant-adapted vaccine candidates or other vaccines that may result from the BNT162 program, Paxlovid or any other future COVID-19 treatment or any other COVID-19 program, including the rate of effectiveness and/or efficacy, safety and tolerability profile observed to date, in additional analyses of the Phase 3 trial for any such products and additional studies, in real-world data studies or in larger, more diverse populations following commercialization; the ability of Comirnaty, the Pfizer-BioNTech COVID-19 bivalent vaccine, any monovalent, bivalent or variant-adapted vaccine candidates or any future vaccine to prevent, or Paxlovid or any other future COVID-19 treatment to be effective against, COVID-19 caused by emerging virus variants; the risk that more widespread use of the vaccine or Paxlovid will lead to new information about efficacy, safety or other developments, including the risk of additional adverse reactions, some of which may be serious; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when additional data from the BNT162 mRNA vaccine program, Paxlovid or other programs will be published in scientific journal publications and, if so, when and with what modifications and interpretations; whether regulatory authorities will be satisfied with the design of and results from these and any future pre-clinical and clinical studies; whether and when submissions to request emergency use or conditional marketing authorizations for Comirnaty, the Pfizer-BioNTech COVID-19 bivalent vaccine, or any potential future vaccines in additional populations, for a potential booster dose for Comirnaty, the Pfizer-BioNTech COVID-19 bivalent vaccine, any monovalent or bivalent vaccine candidates or any potential future vaccines (including potential future annual boosters or re-vaccinations), and/or biologics license and/or EUA applications or amendments to any such applications may be filed in particular jurisdictions for Comirnaty, the Pfizer-BioNTech COVID-19 bivalent vaccine, any monovalent or bivalent vaccine candidates or any other potential vaccines that may arise from the BNT162 program, including a potential variant-based, higher dose, or bivalent vaccine, and if obtained, whether or when such EUA or licenses will expire or terminate; whether and when submissions to request emergency use or conditional marketing authorizations for Paxlovid or any other future COVID-19 treatment and/or any drug applications for any indication for Paxlovid or any other future COVID-19 treatment may be filed in particular jurisdictions, and if obtained, whether or when such EUA or licenses will expire or terminate; whether and when any application that may be pending or filed for Comirnaty, the Pfizer-BioNTech COVID-19 bivalent vaccine, any monovalent, bivalent or variant-adapted vaccine candidates or other vaccines that may result from the BNT162 program, Paxlovid or any other future COVID-19 treatment or any other COVID-19 program may be approved by particular regulatory authorities, which will depend on myriad factors, including making a determination as to whether the vaccine’s or drug’s benefits outweigh its known risks and determination of the vaccine’s or drug’s efficacy and, if approved, whether it will be commercially successful; decisions by regulatory authorities impacting labeling or marketing, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of a vaccine or drug, including development of products or therapies by other companies; disruptions in the relationships between us and our collaboration partners, clinical trial sites or third-party suppliers, including our relationship with BioNTech; the risk that other companies may produce superior or competitive products; the risk that demand for any products may be reduced or no longer exist which may lead to reduced revenues or excess inventory; the possibility that COVID-19 will diminish in severity or prevalence, or disappear entirely; risks related to the availability of raw materials to manufacture or test any such products; challenges related to our vaccine’s formulation, dosing schedule and attendant storage, distribution and administration requirements, including risks related to storage and handling after delivery by Pfizer; the risk that we may not be able to successfully develop other vaccine formulations, booster doses or potential future annual boosters or re-vaccinations or new variant-based or next-generation vaccines; the risk that we may not be able to recoup costs associated with our R&D and manufacturing efforts; risks associated with any changes in the way we approach or provide research funding for the BNT162 program, Paxlovid or any other COVID-19 program; challenges and risks associated with the pace of our development programs; the risk that we may not be able to maintain or scale up manufacturing capacity on a timely basis or maintain access to logistics or supply channels commensurate with global demand for our vaccine or any treatment for COVID-19, which would negatively impact our ability to supply the estimated numbers of doses of our vaccine or treatment courses of Paxlovid within the projected time periods; risks related to our ability to achieve our revenue forecasts for Comirnaty and Paxlovid or any potential future COVID-19 vaccines or treatments; whether and when additional supply or purchase agreements will be reached; uncertainties regarding the ability to obtain recommendations from vaccine or treatment advisory or technical committees and other public health authorities and uncertainties regarding the commercial impact of any such recommendations; pricing and access challenges for such products; challenges related to public confidence or awareness of our COVID-19 vaccine or Paxlovid, including challenges driven by misinformation, access, concerns about clinical data integrity and prescriber and pharmacy education; trade restrictions; potential third-party royalties or other claims related to our COVID-19 vaccine or Paxlovid; and competitive developments;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;
•any significant issues involving our largest wholesale distributors or government customers, which account for a substantial portion of our revenues;
•the impact of the increased presence of counterfeit medicines or vaccines in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties; and any significant issues related to our JVs and other third-party business arrangements;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions, such as inflation, and recent and possible future changes in global financial markets;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity, geopolitical instability, civil unrest or military action;
•the impact of product recalls, withdrawals and other unusual items, including uncertainties related to regulator-directed risk evaluations and assessments, including our ongoing evaluation of our product portfolio for the potential presence or formation of nitrosamines;
•trade buying patterns;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs or organizational disruption;
Risks Related to Government Regulation and Legal Proceedings:
•the impact of any U.S. healthcare reform or legislation or any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs, including the Inflation Reduction Act of 2022, or changes in the tax treatment of employer-sponsored health insurance that may be implemented;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access or restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive insurance markets;
•legislation or regulatory action in markets outside of the U.S., including China, affecting pharmaceutical product pricing, intellectual property, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;
•the exposure of our operations globally to possible capital and exchange controls, economic conditions, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as the impact of political unrest or civil unrest or military action, including the ongoing conflict between Russia and Ukraine and the continued economic consequences, unstable governments and legal systems and inter-governmental disputes;
•legal defense costs, insurance expenses, settlement costs and contingencies, including those related to actual or alleged environmental contamination;
•the risk and impact of an adverse decision or settlement and the adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation;

•governmental laws and regulations affecting our operations, including, without limitation, the recently enacted Inflation Reduction Act of 2022, changes in laws and regulations or their interpretation, including, among others, changes in tax laws and regulations internationally and in the U.S., the potential adoption of global minimum taxation requirements and potential changes to existing tax law by the current U.S. Presidential administration and Congress;
Risks Related to Intellectual Property, Technology and Security:
•any significant breakdown or interruption of our information technology systems and infrastructure (including cloud services);
•any business disruption, theft of confidential or proprietary information, extortion or integrity compromise resulting from a cyber-attack or other malfeasance by third parties, including, but not limited to, nation states, employees, business partners or others;
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all; and
•our ability to protect our patents and other intellectual property, such as against claims of invalidity that could result in loss of exclusivity; claims of patent infringement, including asserted and/or unasserted intellectual property claims; challenges faced by our collaboration or licensing partners to the validity of their patent rights; and in response to any pressure, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection for or agreeing not to enforce or being restricted from enforcing intellectual property related to our products, including our vaccine to help prevent COVID-19 and our oral COVID-19 treatment.
We cannot guarantee that any forward-looking statement will be realized. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in our subsequent report on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
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